Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-215553 and 333-225749) of HV Bancorp, Inc. and subsidiary of our report dated September 27, 2018, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of HV Bancorp, Inc. for the year ended June 30, 2018.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

September 27, 2018